EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the following Registration Statements, or most recent post-effective amendments thereto, filed prior to March 26, 1997, of our report dated January 27, 1997, with respect to the consolidated financial statements of The Bank of New York Company, Inc. included in the 1996 Annual Report to Shareholders incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1996.

On Form S-3:              On Form S-8:
No. 33-50333              No. 33-56863
No. 33-61957              No. 33-57670
No. 333-03811             No. 33-62267
No. 333-15951             No. 2-95764
No. 333-15951-01          No. 33-20999
No. 333-15951-02          No. 33-33460
No. 333-15951-03
No. 333-15951-04
No. 333-15951-05

On Form S-4:
No. 33-59225
No. 33-25805


\s\ Ernst & Young LLP

New York, New York
March 26, 1997